                                                                   EXHIBIT 12.1

                         AK STEEL HOLDING CORPORATION

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             (dollars in millions)

                                                                                 Six Months Ended
                                                  Year Ended December 31,          June 30,
                                           ------------------------------------  ----------------
                                            1997   1998   1999    2000    2001    2001     2002
                                           ------ ------ ------  ------ -------   ------   -----
Pretax Income............................. $315.4 $306.9 $141.9  $212.6 $(144.8) $(15.4)   $37.3
Interest expense..........................  111.7   84.9  123.7   136.1   133.1    67.5     34.7
Interest factor in rent expense...........    2.6    2.5    3.0     3.0     2.4     1.4      1.2
Undistributed income from equity companies    0.9    1.5   (1.4)    1.8     1.0     2.8      1.0
                                           ------ ------ ------  ------ -------   ------   -----
Total earnings............................ $430.6 $395.8 $267.2  $353.5 $  (8.3) $ 56.3    $74.2

Total combined fixed charges.............. $177.8 $173.8 $173.9  $143.2 $ 139.7  $ 70.9    $37.8

Ratio of earnings to combined fixed
  charges.................................    2.4    2.3    1.5     2.5     N/A*    N/A*     2.0

Combined fixed charges:
   Preferred dividends/minority interest.. $ 42.3 $ 27.0 $ 25.8  $  1.6 $   1.4  $  0.8    $ 0.8
   Interest expense.......................  111.7   84.9  123.7   136.1   133.1    67.5     34.7
   Capitalized interest credit............   21.2   59.4   21.4     2.5     2.8     1.2      1.1
   Interest factor in rent expense........    2.6    2.5    3.0     3.0     2.4     1.4      1.2
                                           ------ ------ ------  ------ -------   ------   -----
   Total combined fixed charges........... $177.8 $173.8 $173.9  $143.2 $ 139.7  $ 70.9    $37.8
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* For the year ended December 31, 2001, earnings were $148.0 less than fixed charges and for the six months ended June 30, 2001 earnings were $14.6 less than fixed charges.